Exhibit 10.33

STRICTLY PRIVATE & CONFIDENTIAL

11 March 2002

Mr S Brown

Chantreys

St Andrews Road

Dines Powys

Vale of Glamorgan

CF64 4HB

Dear Scott,

On behalf of Cambridge Display Technology Ltd. (“CDT”), I am pleased to offer you the position of Director, Research & Technology. CDT will provide a salary of £115,000 per annum paid monthly. In addition, you will be eligible to participate in CDT’s bonus scheme, which is payable up to a maximum of 35% of your annual salary and is awarded against achievement of agreed performance targets. Your estimated date of hire is 10 June 2002.

You will be eligible to join the Stock Option scheme established at CDT, subject to the rules of the scheme. You will be awarded 40,000 stock options upon joining CDT, at a grant price at the fair market value on your date of hire.

You will be eligible to participate in the benefits program (including private health insurance, pension plan and life assurance) established at CDT.

As it will be necessary for you to relocate to the Cambridge area, CDT will provide assistance for you to do so. A copy of the current relocation policy is enclosed.

By accepting this offer you confirm that:

(g)	you are not subject to restrictions or other obligations relating to the nature or scope of your employment with another employer; and

(h)	by your performance of your duties as contemplated by this letter you will not knowingly violate the terms or conditions of any prior employment agreements you may have executed; and

(i)	you are currently in good health and will pass any medical examinations necessary for the establishment of your benefits package.

This offer is comprised of this letter and the attached statement of the main terms and conditions of employment. No prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this offer package.

If you accept the offer of employment, I should be grateful if you would return to me one copy of the offer letter and a copy of the statement of the main terms and conditions of employment signed by yourself. A copy is also enclosed for your records.

If you have any queries regarding the offer we have made to you please do not hesitate to contact me to discuss these queries.

This offer is valid until 26 April 2002.

Your sincerely,

Emma Jones

Director, Human Resources

I agree to the above	Signed:	/s/ Scott Brown
Scott Brown

	Dated:	28 March 2002

STATEMENT OF MAIN TERMS AND CONDITIONS OF EMPLOYMENT

DATE OF COMMENCEMENT OF EMPLOYMENT

Your date of continuous employment with CDT is 10 June 2002.

Your employment with any previous employer does not count as part of your continuous period of employment.

MAIN PLACE OF WORK

Your main place of work will be Cambridge.

You may on occasion be required to work on CDT’s other site at Godmanchester. The nature of your appointment may require you to travel inside and outside the UK on Company business, as required for the performance of your duties.

JOB TITLE

You are employed as Director, Research & Technology.

Your job title is not regarded as exclusive or exhaustive. There will be other duties and requirements associated with your position which you may be required to undertake.

1.	REMUNERATION

Your annual salary is £115,000. Any changes to this figure will be made in writing. You will be paid monthly in arrears on the 28th day of each month by direct credit transfer to your UK bank account. Where the 28th day falls on a weekend or a bank holiday, you will be paid on the preceding working day.

You will be provided with an itemised pay statement.

2.	OTHER BENEFITS

You will be eligible to participate in the CDT benefit programme that will include:

2.1.	Private Health Insurance
2.2.	Life Assurance
2.3.	Pension Plan
2.4.	Bonus Scheme
2.5.	Relocation

3.	HOURS OF WORK

Your normal starting time is 9.00 a.m. and your normal finishing time is 5.30 p.m. Monday to Friday with an unpaid lunch break of one hour each day.

You are required to work at such other times as CDT may reasonably require. As a salaried employee overtime is not payable.

4.	HOLIDAYS AND HOLIDAY PAY

Your annual paid holiday entitlement is 27 working days in any complete calendar year of employment, which accrues on a pro-rata basis for each completed month of employment. The holiday year at CDT runs from 1 January to 31 December.

Should you be absent for more than 4 weeks for any reasons, CDT reserves the right to suspend accrual of any holiday in excess of the minimum 4 weeks conferred by the Working Time Regulations (where applicable, this Clause will not apply to the Ordinary Maternity Leave period).

Further details of the holiday policy can be obtained from the HR Department.

Bank and Public Holidays

In addition to annual holidays, you are entitled to paid holiday on all English statutory public holidays and any additional holidays as awarded by CDT.

5.	SICK PAY SCHEME

5.1.	Any absence due to sickness or injury must be notified to your designated Line Manager as soon as possible together with an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as possible.

5.2.	In the event of you being absent for more than 7 days (inclusive of weekends), medical evidence must be produced in the form of a statement of reasons for absence completed by a qualified medical practitioner and sent to your Line Manager.

5.3.	Any payments made in addition to Statutory Sick Pay are entirely at the discretion of CDT and will not create a precedent either for CDT or for the individual.

6.	PENSION SCHEME

CDT provides access to a Group Stakeholder Pension Plan for all employees. CDT will contribute 5% of your pensionable salary to this plan provided that you also contribute a minimum of 5% of your pensionable salary. You can choose to pay less than 5% of your pensionable salary into the plan if you wish, however you will not then receive a contribution from CDT.

You can also elect to contribute more than 5% of your salary to this plan (subject to legislative maximums), however CDT does not match any payments above 5%.

Details of this scheme will be provided to you when you join.

7.	MATERNITY PROVISIONS

CDT’s Maternity policy and procedure can be obtained from the HR Department, where applicable.

8.	PARENTAL LEAVE

CDTs Parental Leave policy and procedure can be obtained from the HR Department.

9.	EMERGENCY DOMESTIC LEAVE

CDT’s Emergency Domestic Leave policy can be obtained from the HR Department.

10.	GRIEVANCES

CDT’s Grievance procedure can be obtained from the HR Department.

11.	DISCIPLINARY PROCEDURES

The main Disciplinary procedures of CDT can be obtained from the HR Department. The disciplinary procedure does not apply to employees with less than 12 months’ service.

12.	TERMINATION OF EMPLOYMENT

The length of notice you are required to give and entitled to receive to terminate your employment shall be six months. In the first 6 months of your employment you will be subject to a notice period of 1 month. Notice given by either party shall not be effective until given in writing. CDT may at its option pay you a lump sum in lieu of your notice period.

CDT has the right to dismiss employees without notice in the case of gross misconduct.

CDT shall have the right during the period of notice or any part thereof, to place you on leave, paying you during this period your normal salary and benefits.

Your employment with CDT will automatically terminate when you reach the normal retirement age for CDT’s employees, which is currently 60 years of age. You will be notified of any change in CDT’s retirement age.

13.	GARDEN LEAVE

CDT reserves the right to require you to remain at home during any notice period and remain available to attend the workplace if required. During any notice you may not be engaged in any capacity with another company without written permission.

14.	OUTSIDE INTERESTS

14.1.	You agree not to be, without the prior approval of the Board, directly or indirectly employed, engaged, concerned or interested in any other business which

14.1.1	is wholly or partly in competition with our business or that of any other member of the Cambridge Display Technology Group; or

14.1.2	we consider requires or might reasonably require you to disclose or make use of Confidential Information in order to properly discharge your duties to or further your interest in that business; or

14.1.3	we consider impairs or might reasonably be thought to impair your ability to act in the best interests of our business or that of any member of the Cambridge Display Technology Group;

PROVIDED THAT you may be interested in any such business, for investment purposes only, as the holder (directly or through nominees) of any units of any authorised unit trust and/or up to 5% of the issued shares, debentures or other securities of any class of any company which is listed on a Recognised Investment Exchange as defined in Section 207 Financial Service Act.

14.2.	You must not without the prior approval of the Board (which will not be refused unreasonably) accept any employment, engagement or office (whether paid or unpaid) with or in any person, firm, company or other organisation outside the Cambridge Display Technology Group.

14.3.	You must not at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with our business or that of any member of the Cambridge Display Technology Group.

15.	CONFIDENTIALITY AND PROTECTION OF BUSINESS

You will in the course of your employment learn trade secrets and confidential or commercially sensitive information (including but not limited to methods, processes, device structures, techniques, shop practices, equipment, research data, opportunities for business marketing and sales information, strategies and pricing, personnel data, customer lists, potential customers, financial data, plans and all other know-how and trade secrets) which is in our possession or that of any member of the Cambridge Display Technology Group and which has not been published or disclosed to the general public (“Confidential Information”).

You will also deal with our customers, corporate and academic collaborators and those of other members of the Cambridge Display Technology Group and you agree that you will not: -

15.1.	during your employment (save as required for the proper performance of your duties or as duly authorised by us in writing) and after its termination, directly or indirectly use or disclose any Confidential Information;

15.2.	during your employment and for six months after its termination, directly or indirectly and whether on your own behalf or on behalf of any other person, firm, company or other body, solicit or entice away or seek to entice away any person who is or was at the date of termination of your employment or during the period of six months preceding the date of termination, employed or engaged by our business or any other member of the Cambridge Display Technology Group in a managerial, research and development, or sales and marketing post and was a person with whom you have dealt during the course of your employment or who by reason of their employment or engagement is likely to have knowledge of any trade secrets or Confidential Information;

15.3.	for six months after the termination of your employment carry on your own account or as a partner or be engaged as an employee, officer, consultant or adviser in any other business which is in competition with our business or that of any other member of the Cambridge Display Technology Group with which you have been concerned or engaged to any material extent, for whom you provided services or from whom you had access to Confidential Information during the six months preceding the date of termination (particularly, but without limitation, through commercialising electroluminescent polymers) and which we consider requires or might reasonably be thought to require you to disclose or make use of any Confidential Information in order properly to discharge your duties to or to further your interest in that business or venture;

15.4.	for a period of six months following the termination of your employment whether on your own account or with, through, for or on behalf of any other person, firm, company or organisation, directly or indirectly canvas or solicit or procure to be canvassed or solicited in competition with us or any other member of the Cambridge Display Technology Group for whom you provided services or from whom you had access to Confidential Information the custom of any person, firm, company or organisation whom or which was at any time during the six months prior to the termination of your employment a Customer of ours or any other member of the Cambridge Display Technology Group and with whom or which you dealt or of whom or of which you have knowledge by virtue of your employment with us during that period;

15.5.	during the period of six months following the termination of your employment whether on your own account or with, through, for or on behalf of any other person, firm, company or organisation, directly or indirectly deal with or attempt to deal with in competition with us or any member of the Cambridge Display Technology Group for whom you provided services or from whom you had access to Confidential Information any person, firm, company or organisation whom or which was at any time during the six months prior to the termination of your employment a Customer of ours or of any other member of the Cambridge Display Technology Group and with whom or which you dealt or of whom or of which you have knowledge by virtue of your employment with us during that period.

16.	INTELLECTUAL PROPERTY

16.1.	If at any time during your employment you conceive, originate, improve, develop, discover or invent (either alone or in conjunction with any person or persons) any products, services, designs, processes, systems or inventions (including but not limited to any and all computer programs, photographs, plans, records, drawings, models, any know-how technique, process, improvement, invention or discovery), which could relate directly or indirectly to our business or that of any other member of the Cambridge Display Technology Group you will immediately disclose to us full details of the same in writing and you shall not disclose the same (or any proposals we communicate to you) to any third party without our prior written consent. You agree that we shall own all documents, drawings, models, samples, prototypes and the like prepared by you and which relate to such rights.

16.2.	It is our common intention that all intellectual property and proprietary rights of whatever nature (including (without limitation) inventions, patents, know-how, technical information, copyright, registered design right or unregistered designs or similar rights as well as the right to apply for registered protection for any such rights) arising in the course of or as a result of work done by you during your employment shall belong to us as absolute owner. To the extent that these do not automatically vest in us, you will hold them on trust for us and will take all such steps as we shall direct (whether during your employment hereunder or thereafter) at our expenses to sin such documents as are necessary to vest them in us in accordance with the above intention

16.3.	You hereby assign (in so far as title does not automatically vest in us as a consequence of your employment) to us by way of future assignment all copyright, designs and other proprietary rights, if any, which may be so assigned for the full term thereof throughout the world in respect of all works (within the meaning of Section 1(1) of the Copyright, Designs and Patents Act 1988 or such other legislation as shall hereafter be enacted containing any like definition or provisions) authored, drawn, written, originated, conceived or otherwise made by you either alone or jointly with any other person or persons during the period of your employment hereunder or pertaining to such subject matter as form part of your duties hereunder. You waive all moral rights conferred on you by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world arising from any such works.

16.4.	You shall if and whenever required so to do by us at our expense apply or join with us in applying for letters patent, utility model, registered design or other protection in any part of the world for any such intellectual property and shall, at our expense, execute or do, or procure to be executed or done, all instruments and things necessary for vesting such intellectual property and all such rights, titles and interest to and in the same in us or in such other person as we may direct or require and we shall (and shall procure that any such other person shall) hold the same and all such right, title and interest to and in the same upon trust for ourselves and (to the extent that it is entitled thereto by Section 39 of the Patents Act 1977 or such other legislation as shall hereafter be enacted containing like provisions) you according to our and your respective interests.

16.5.	For the purposes of this clause you hereby irrevocably appoint us, as your attorney in your name and on your behalf to execute any documents and/or do any and all things which are necessary or desirable for us to give effect to the provisions of this clause and we are hereby empowered to appoint and remove in our sole discretion any person as agent and substitute for and on behalf of us in respect of all or any of the matters aforesaid provided always that we shall notify you of each such action in writing.

17.	DATA PROTECTION

I understand and agree that CDT is permitted to hold personal information about me as part of its personnel and other business records and may use such information in the course of CDT’s business. I agree that CDT may disclose such information to third parties, in the event that such disclosure is, in CDT’s view, required for the proper conduct of CDT’s business. This clause applies to information held, used or disclosed in any medium.

18.	PUBLIC RELATIONS

You agree that you will not either during your employment or at any time after termination of your employment make any statement or give any interview to the news media or submit a letter, learned paper or article for publication about your work for us, about us or about the Cambridge Display Technology Group, or otherwise without the prior written approval of the Chief Executive or in his absence his deputy. You must promptly inform a director of any requests for statements, interviews, learned papers or articles you receive.

You agree that after the termination of your employment you will not be held out or represented by you or any other person, firm, company or other body, as being in any way connected with or interested in our business or that of any other member of the Cambridge Display Technology Group.

19.	HEALTH & SAFETY

You have a duty to take care for your own health and safety and that of other members of staff. You agree to observe our Safety Rules for the time being and to comply with our Health & Safety policies for the time being including those concerning eating, drinking, applying cosmetics and smoking cigarettes or tobacco on our premises.

20.	COMPANY PROPERTY

All books, documents, lists, files, data, accounts and records whether or not made by you and whether stored in human readable or machine readable form which may come into your possession during your employment respecting our business or affairs or those of any other member of the Cambridge Display Technology Group (including notes, minutes, memoranda, correspondence and copies of documents made by you in the course of your employment) will belong to us and these and all our other property and documents in your possession, custody, power or control must be returned to us immediately on the termination of your employment.

21.	OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

On the termination of your employment hereunder you will:

21.1.	forthwith tender your resignation from any office you held with us or any Cambridge Display Technology Group offices you then hold (without payment or agreement of compensation therefore) and you hereby irrevocably authorise the Company Secretary for the time being on your behalf to sign any documents and do any things necessary or requisite to give effect thereto;

21.2.	deliver up to us all correspondence, drawings, documents and other papers and all other property belonging to us or any other member of the Cambridge Display Technology Group which may be in your possession or control (including such as may have been made or prepared by or have come into your possession or in the course of employment which relate in any way to our business or affairs or those of the Cambridge Display Technology Group or of any suppliers, agents, distributors or customers) and you must not without our written consent retain any copies thereof;

21.3.	if so requested send to the Company Secretary a signed statement confirming that you have complied with a sub-clause 21.1 and 21.2 thereof;

21.4.	not at any time represent that you are still connected with us or the Cambridge Display Technology Group; and

21.5.	forthwith discharge all your outstanding obligations to us, whether monetary (e.g. reimbursement of advances) or otherwise, incurred during, by virtue of or in connection with your employment, and agree that without prejudice CDT may withhold payment of any money or delivery of other things due to you by virtue of your employment, whether before or after termination, until you have fully discharged all such obligations to us.

22.	DECLARATION

I accept this Statement, a copy of which has been given to me.

I also understand that the policies referred to in this Statement form part of my “Terms of Employment”.

Signed:	/s/ Scott Brown	Dated:	28 March 2002
Scott Brown